Silver Bay Realty Trust Corp. Announces Acquisition of The American Home Portfolio
Enters Agreement to Accelerate Strategic Growth and Increase Portfolio to Approximately 9,000 Homes
Transaction Estimated To Be Accretive to FFO and NAV

NEW YORK, February 18, 2015 - Silver Bay Realty Trust Corp. (NYSE: SBY) (the “Company” or “Silver Bay”) announced today that it has entered into a definitive agreement to acquire a portfolio of properties, or the Portfolio, owned and operated by The American Home for approximately $263.0 million in cash. The Portfolio consists of approximately 2,460 homes primarily located in Atlanta, Charlotte, Tampa and Orlando.

Executive Commentary
“We view this transaction as another transformational milestone for Silver Bay,” said David N. Miller, Silver Bay’s President and Chief Executive Officer. “The American Home Portfolio consists of high-quality, strategically located single-family rental homes with over 90% occupancy that is highly complementary to our business. The transaction will significantly expand Silver Bay’s presence in Atlanta, Tampa, Charlotte, and Orlando – key growth markets that exhibit strong economics and long-term rental demand. This acquisition will accelerate Silver Bay’s growth strategy, leverage our operating platform and allow us to capture scale efficiencies leading to increased cash flow for our stockholders.”

“The alignment of rigorous resident underwriting processes, initial renovation standards, and asset preservation philosophies was a significant factor in evaluating The American Home Portfolio. We believe that the similarities in how our companies approach these business practices will be essential to a successful integration,” said Lawrence B. Shapiro, Silver Bay’s Chief Operating Officer.

Compelling Financial and Strategic Benefits

•	Accelerates Silver Bay’s growth strategy by acquiring homes in target markets at attractive yields with significant price appreciation potential.

•	Leased portion of the Portfolio exceeds 90% with average existing rents of approximately $960 per month and the purchase price per square foot of the Portfolio is approximately $66.

•
Increases scale in Silver Bay’s growth markets by acquiring a complementary stabilized portfolio with significant geographic overlap to the Company’s existing portfolio. Approximately two-thirds of The American Home portfolio is located in Atlanta, which is one of Silver Bay’s largest markets.

•	Ability to capture market-level operational efficiencies and leverage overhead expenses.

•	Estimated to be immediately accretive to Silver Bay’s Funds from Operations and Estimated Net Asset Value.

Financing
In conjunction with the transaction, Silver Bay executed an amendment to its credit facility that increases its borrowing capacity to $400.0 million. The Company intends to utilize the credit facility to fund the transaction.

The amended credit facility bears interest at a varying rate of the London Interbank Offered Rate, or LIBOR, plus 300 basis points and is not subject to a LIBOR floor. BofA Merrill Lynch and J.P. Morgan acted as joint lead arrangers.

Additional Information
The transaction remains subject to the satisfaction of conditions to close and is targeted to close in approximately 45-60 days. Jefferies LLC acted as financial advisor to The American Home.

Silver Bay management will discuss the transaction on its Fourth Quarter 2014 Financial Results Conference Call scheduled for February 26, 2015 at 10:00 am EST. To participate in the teleconference, please call toll-free (888) 338-9509 (or (412) 902-4187 for international callers and (855) 669-9657 for Canadian callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via webcast on the Internet on the company's website at www.silverbayrealtytrustcorp.com in the Investor Relations section under the Events Calendar link.

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is an internally-managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements may include the timing of the transaction and involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include delays or a failure to close on all or a portion of the Portfolio, inability to obtain financing for the transaction, maintenance or capital improvement costs related to the Portfolio that exceed our assumptions, defaults among residents of the Portfolio that exceed our assumptions, poor operations of the Portfolio prior to the closing date and difficulties with successfully integrating the Portfolio into Silver Bay’s existing portfolio.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Silver Bay does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Silver Bay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning Silver Bay or matters attributable to Silver Bay or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, 952-358-4400.